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                                                                      Exhibit 16



Office of Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

June 28, 2002


Dear Sir/Madam:

The representations made in this letter are based solely on discussions with and representations from the engagement partner on the audits of the financial statements of these registrants for the two most recent fiscal years. This individual is no longer with Arthur Andersen LLP. We have read the first four paragraphs of Item 4 as they relate to Arthur Andersen LLP included in the Form 8-K/A dated May 21, 2002 of AmeriGas Partners, L.P., AmeriGas Finance Corp., AmeriGas Eagle Finance Corp. and AP Eagle Finance Corp. to be filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein.

Very truly yours,



Arthur Andersen LLP


Copy to:
Martha B. Lindsay, Vice President - Finance and Chief Financial Officer AmeriGas Propane, Inc.